SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15



Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                        Commission File Number #0-20777


                      XIONICS DOCUMENT TECHNOLOGIES, INC.
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             (Exact name of registrant as specified in its charter)

               70 BLANCHARD ROAD, BURLINGTON, MASSACHUSETTS 01803
                                 (781) 229-7000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, $0.01 PAR VALUE PER SHARE
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           (Title of each class of securities covered by this Form)

                                     NONE
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i) [X]          Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii)[ ]          Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i) [ ]          Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii)[ ]          Rule 15d-6           [ ]
          Rule 12h-3(b)(1)(i) [X]

     Approximate number of holders of record as of the certificate or notice
date:     1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Xionics Document Technologies, Inc. has caused this Certification and Notice of Termination to be signed on its behalf by the undersigned duly authorized person.

DATE:  JANUARY 21, 2000     BY:            /S/Shawn M. Soderberg
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                                           Shawn M. Soderberg
                                           Secretary